File No. 70-9189

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
             ______________________________________

                            FORM U-1
             ______________________________________

                   POST-EFFECTIVE AMENDMENT #4

                               TO

                     APPLICATION-DECLARATION

                              under

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
             ______________________________________

                         Entergy Corporation
                         639 Loyola Avenue
                    New Orleans, Louisiana  70113

            (Name of company filing this statement and
             address of principal executive offices)
             ______________________________________

                       Entergy Corporation

         (Name of top registered holding company parent of applicant or declarant)


                         C. John Wilder
                  Executive Vice President and
                     Chief Financial Officer
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113


             (Name and address of agent for service)

     The Commission is also requested to send copies of any communications in connection with this matter to:

                    John M. Adams, Jr., Esq.
                     Entergy Services, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113

Items 1, 2, 3, 5, 6, and 7 of this Application-Declaration are hereby amended and restated as follows:

Item 1.  Description of Proposed Transactions.

     Entergy Corporation ("Entergy"), a public utility holding company registered with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), hereby amends its application, proposing certain transactions relating to the re-approval by shareholders of the Amended and Restated 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries ("Equity Plan"), as more fully described herein, to maintain compliance with Section 162(m) of the Internal Revenue Code.

     The Equity Plan will be an amendment and restatement of Entergy's current Equity Ownership Plan (the "1998 Plan") which was approved by its stockholders in 1998 and authorized by the Commission pursuant to an Order, dated July 10, 1998 (Release No. 35-26895), in Commission file number 70-9189.

     A.   Description of Equity Plan

     Under the Equity Plan, awards may be granted to certain designated officers and executive personnel ("key employees") of Entergy and those companies with respect to which Entergy owns, or directly or indirectly controls, a majority of the combined voting power (hereinafter, the "Subsidiaries") and members of the Board of Directors of Entergy who are not otherwise employed by Entergy or the Subsidiaries. The purpose of the Equity Plan is to give key employees and outside directors an opportunity to acquire shares of the Common Stock, $0.01 par value, of Entergy ("Common Stock"), to more closely tie the interests of key employees and outside directors to those of Entergy's stockholders, and to reward the effective leadership of Entergy and the Subsidiaries through the use of equity incentives. Key employees are those who, in the opinion of the Committee (as defined below), have significant responsibility for the continued growth, development and financial success of Entergy and the Subsidiaries.

     The Equity Plan provides for several mechanisms for building the equity holdings of key employees and outside directors. These mechanisms include: (1) stock options, which may be either nonstatutory stock options or incentive stock options as provided in Section 422 of the Code ("Options"); (2) shares of Common Stock, which vest over a period of time ("Restricted Shares");
(3) Units which are awarded upon attainment of specified performance goals and are payable in cash ("Performance Units"); or (4) equity awards in the form of phantom stock units also payable in cash ("Equity Awards"). The Committee may select from among these mechanisms when making awards under the Equity Plan.

     The Equity Plan makes a maximum of 15,000,000 shares of Common Stock available for awards, and approximately 7,100,000 shares have already been awarded. This leaves approximately 7,900,000 shares available under the Plan, subject to adjustment due to stock dividends, stock splits, recapitalizations, mergers, consolidations or other reorganizations. Shares of Common Stock awarded under the Equity Plan may be either authorized but unissued shares or shares acquired in the open market. Shares of Common Stock covered by awards which are not earned, or which are forfeited for any reason, and Options which expire unexercised, will again be available for subsequent awards under the Equity Plan. To the extent that shares of Common Stock previously held in a participant's name are surrendered upon the exercise of an Option or shares relating to an award are used to pay withholding taxes, such shares shall become available for subsequent awards under the Equity Plan. Certain provisions of the Equity Plan call for accelerated payments should a change of control occur.

     The proposed Equity Plan would make several revisions to the 1998 Plan. First, two of the four award types, performance units and equity awards, are to be paid only in cash. The provisions relating to the Options have been revised in a number of respects, the most significant of which are that top executives must retain at least 75% of their after tax net profit from option exercise in Company stock until the earlier of 60 months or termination of their full-time employment with the Company, reloads are no longer available under the Equity Plan, and the Personnel Committee would no longer have authority to re-price Options after grant. Also, while the was no cap on Restricted Share grants under the 1998 Plan, the proposed Equity Plan places a cap on the aggregate number of Restricted Shares that may be granted under the Plan equal to 1,500,000 shares. In addition, under the proposed Equity Plan, there is now a cap on the total value of all Performance Units available to be granted to 162m participants in any Performance Period, equal to 1% of operating cash flow, which is in addition to the cap on the value of Performance Units available to any one individual during a single Performance Period, equal to units having a value of .5% of operating cash flow for the performance period. Performance Shares have been eliminated. Finally, under the proposed Equity Plan, payments made to certain executives are allowed to be deferred into the Company's Executive Deferral Compensation Plan, and authority is granted to the Committee or its delegee to determine whether other investment options should be available for amounts held in Equity Plan deferral accounts. All of these changes would only apply to grants or elections made after the effective date, which is February 13, 2003 if the Equity Plan is approved by shareholders.

     The Equity Plan will be administered by the Personnel Committee of the Board of Directors of Entergy or such other committee ("Committee") as the Board may determine is qualified, to the extent required, to administer the Equity Plan in accordance with applicable New York Stock Exchange rules and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee will have the full power under the Equity Plan to select from among eligible key employees and outside directors those individuals to whom awards will be granted, to grant any combination of awards to any participants and to determine the specific terms and conditions of each award. The Committee will also have the exclusive authority to interpret the Equity Plan.

     For   further   information  concerning  the  Equity   Plan,
reference is made to Exhibit A-4 hereto.

     C.   Issuance of Securities

     Entergy has registered the securities to be issued or sold under the Equity Plan under the Securities Act of 1933, as amended, which registration statement can be found at SEC File
No. 333-75097.

     D.   Solicitation of Proxies

     In accordance with the requirements of Section 162(m) of the Internal Revenue Code, the Equity Plan will be submitted to the stockholders of Entergy for approval at the Annual Meeting of Stockholders to be held May 9, 2003. Such approval requires the affirmative vote of the holders of a majority of the shares of Common Stock cast on this matter. Entergy proposes to solicit proxies from its stockholders for use at the 2003 Annual Meeting with respect to the approval of the Equity Plan. Authority is hereby requested pursuant to Section 12(e) of the Act and Rule 62 thereunder for Entergy to engage in such solicitation. Exhibit I-1 hereto contains information with respect to the manner in which the solicitation of proxies is proposed to be made and includes a description of the proposed Equity Plan to be submitted and acted upon at the Annual Meeting. A form of Proxy proposed to be sent to stockholders is filed as Exhibit I-2 hereto. Entergy proposes to mail its proxy solicitation material on or about March 31, 2003, to stockholders of record on March 12, 2003.

     In order to permit sufficient time for the preparation and mailing of such solicitation material, Entergy hereby requests that the Commission issue an order pursuant to Rule 62(d) under the Act, concurrent with the publication of the Notice of the transactions proposed herein, authorizing Entergy to solicit proxies from its stockholders for approval of the Equity Plan.

     E.   Compliance with Rules 53 and 54

     Entergy hereby represents that, pursuant to Rule 54 under the Act, all of the criteria of Rule 53(a) and (b) are satisfied.

Item 2.  Fees, Commissions and Expenses.

     The fees, commissions, and expenses estimated to be incurred in connection with the proxy solicitation will be supplied by amendment.

Item 3.  Applicable Statutory Provisions.

     It is believed that Section 12(e) of the Act and Rules 61, 62 and 65 thereunder are applicable to the proposed transactions. To the extent that the transactions proposed herein are considered by the Commission to require authorization, approval or exemption under any section of the Act or provision of the rules or regulations thereunder other than those specifically referred to herein, request for such authorization, approval or exemption is hereby made

Item 4.  Regulatory Approval.

          No state regulatory body or agency and no Federal commission or agency other than this Commission has jurisdiction over the transactions proposed herein.

Item 5.  Procedure.

     Entergy hereby requests that the Commission issue its order pursuant to Rule 62(d) under the Act authorizing Entergy to solicit proxies for use at Entergy's 2003 Annual Meeting of Stockholders in connection with the approval of the Equity Plan at the earliest practicable date, but in any event no later than March 31, 2003, and that the Commission issue its subsequent order approving the issuance by Entergy of the various securities provided under the Equity Plan, as described herein, no later than May 9, 2003. Entergy hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission; agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision; and requests that there be no waiting periods between the issuance of the Commission's orders and the dates upon which they are to become effective.


Item 6.  Exhibits and Financial Statements.

a.   Exhibits:

     *A-1 -    Certificate of Incorporation of Entergy (filed as
               Exhibit A-1(a) to Rule 24 Certificate in 70-8059).

     *A-2 - By-Laws of Entergy, as presently in effect (filed as Exhibit A-2(a) to Rule 24 Certificate in 70-
               8059).

     *A-3- 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries (filed as Exhibit A-3 to Form U-1 in 70-9189) .

     A-4 -     Amended and Restated 1998 Equity Ownership Plan of
               Entergy Corporation and Subsidiaries.

     B -       Not Applicable.

     *C -      Registration Statement with respect to the Equity
               Plan (filed as SEC File No. 333-75097).

     D -       Not Applicable.

     E -       Not Applicable.

     *F -      Opinion of Laurence M. Hamric, Esq., counsel for
               Entergy(filed as Exhibit F to Form U-1 in 70-9189).

     G -       Not Applicable.

     *H        Suggested form of 1998 Notice of Proposed
               Transactions, including Order permitting solicitation of proxies (filed as Exhibit H to Form U-1 in 70-9189).

     *I-1 -    Proposed Excerpts from Proxy Statement relating to
               1998 Equity Plan (filed as Exhibit I-1 to Form U-1 in 70-9189).

     *I-2 - Proposed form of 1998 Proxy (filed as Exhibit I-2 to Form U-1 in 70-9189).

     **I-3     Proposed Excerpts from Proxy Statement relating to
               Equity Plan.

     **I-4     Proposed form of Proxy.

     *         Incorporated herein by reference as indictated.
     **        To be supplied by amendment.


(b) Financial Statements:  Financial Statements are omitted
                           since they are not deemed relevant or
                           necessary for a proper disposition of the proposed transactions by the Commission.


Item 7.  Information as to Environmental Effects.


     a. As more fully described in Item 1, the proposed transactions subject to the jurisdiction of the Commission relate only to the solicitation of proxies and issuance and sale of securities, and do not involve a major Federal action having a significant impact on the human environment.

     b.  Not applicable.

                           SIGNATURES

          Pursuant  to  the  requirements of the  Public  Utility
Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                              ENTERGY CORPORATION



                                        /s/ Steven C. McNeal
                             By          Steven C. McNeal
                                   Vice President and Treasurer

Dated:  February 14, 2003